Exhibit 10.1

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Agreement”) is entered into as of September 14, 2026 (the “Effective Date”), by and among Ucommune International Ltd, an exempted company incorporated under the laws of the Cayman Islands with offices located at No. 12 Taiyanggong Middle Road, Guancheng Building, 10th Floor, Chaoyang District, Beijing 100028, the People’s Republic of China (the “Company”) and the investor signatory hereto (the “Holder”), with reference to the following facts:

A. Prior to the date hereof, the Holder and/or certain other investors (the “Other Holders”, and together with the Holder, the “Holders”) acquired certain convertible preferred shares of the Company designated as Series A Convertible Preferred Shares, $0.24 par value per share (the “Series A Preferred Shares”), the terms of which are set forth in the certificate of designation for such series of preferred shares (the “Certificate of Designations”), which Series A Preferred Shares are convertible into Class A ordinary shares of the Company, par value $0.24 per share (the “Ordinary Shares”) pursuant to (i) that certain Securities Purchase Agreement, dated as of December 23, 2025 (the “2025 Securities Purchase Agreement”), (ii) those certain Amendment, Waiver and Exchange Agreements, dated as of February 10, 2026 (the “First Exchange Agreements”), and/or (iii) that certain Securities Purchase Agreement, dated as of May 6, 2026 (the “2026 Securities Purchase Agreement”, together with the 2025 Securities Purchase Agreement and the First Exchange Agreements, the “Existing Agreements”). Capitalized terms not defined herein shall have the meanings set forth in the applicable Existing Agreement.

B. On June 11, 2026, the Company and the Holder entered into that certain Exchange Agreement (the “Second Exchange Agreement”, and together with other agreements in form and substance identical thereto executed by and between the Company and the Other Holders on an even date therewith, the “Second Exchange Agreements”), which contemplated an exchange of the Series A Preferred Shares into Series B Preferred Shares (as defined in the Second Exchange Agreement) (the “Second Exchange”), subject to, among other things, the redesignation of the Series A Preferred Shares into Series B Preferred Shares, which condition precedent to the effectiveness of the Second Exchange was not satisfied and such Second Exchange did not become effective.

C. The Company and the Holder desire to waive certain provisions of the Certificate of Designations and pursuant to Section 8 of the Certificate of Designations to voluntarily adjust the Conversion Price (as defined in the Certificate of Designations) and pursuant to Section 36(ff) of the Certificate of Designations to voluntarily adjust the Floor Price (as defined in the Certificate of Designations).

D. Concurrently herewith, the Company has also requested that each Other Holder enter into a waiver agreement in form and substance identical to this Agreement (each, an “Other Agreement”, and collectively, the “Other Agreements”, and together with this Agreement, the “Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Second Exchange Agreement. Each of the Company and the Holder hereby acknowledges and agrees that (a) the conditions precedent to the effectiveness of the Second Exchange contemplated by the Second Exchange Agreement were not satisfied, (b) the Second Exchange did not become effective, (c) no Series A Preferred Shares were exchanged pursuant to the Second Exchange Agreement, (d) no Series B Preferred Shares were created by the Company or are currently outstanding and (e) the Holder continues to hold all of the Series A Preferred Shares issued to or acquired by the Holder pursuant to the applicable Existing Agreements. Effective as of the Effective Date, the Company and the Holder hereby acknowledge and agree that the Second Exchange Agreement shall be null and void ab initio. The Company and the Holder each agree not to take a position contrary to this Section 1.

2. Limited Waivers; Voluntary Adjustments.

(a) Definitions. Solely for the purpose of this Section 2, capitalized terms not defined herein shall have the meaning as set forth in the Certificate of Designations.

(b) General. The Holder, in its capacity as a holder, hereby grants the Limited Waivers (as defined below) and, as of the Effective Date, the Limited Waivers shall be effective as of the date hereof. The Limited Waivers set forth herein constitute one-time waivers and are limited to the matters expressly waived herein and should not be construed as an indication that the Holder would be willing to agree to any future modifications to, consent of, or waiver of any of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder. Except as otherwise expressly provided herein, the Certificate of Designations is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

(c) Waivers. Effective as of the Effective Date, the Holder hereby agrees to waive, in part, the Certificate of Designations as follows (collectively, the “Limited Waivers”):

(i) No Bankruptcy Redemption. Section 15(a) of the Certificate of Designations is waived, in part, such that the following sentence therein shall be of no further force or effect:

“Upon the occurrence of a Bankruptcy Triggering Event, the Company shall immediately redeem the applicable Series A Preferred Shares in cash for the Bankruptcy Triggering Event Redemption Price in accordance with Section 5(c).”

(ii) Exchange Cap. Section 4(d)(ii) of the Certificate of Designations is waived, in part, such that the following provision therein shall be of no further force or effect:

“Notwithstanding the foregoing, in the event that the Company is prohibited from issuing any Class A Ordinary Shares to a Holder pursuant to this Section 4(d)(ii) (such unissuable shares, the “Exchange Cap Shares”), then, at the election of such Holder, the Company shall pay cash in lieu of issuance in an amount equal to (A) the product of (x) the number of Exchange Cap Shares and (y) the greatest Closing Sale Price of the Class A Ordinary Shares on any Trading Day during the period commencing on the date such Holder delivers the applicable Conversion Notice with respect to such Exchange Cap Shares to the Company and ending on the date of such payment, plus (B) to the extent of any Buy-In related thereto, any Buy-In Payment Amount, any brokerage commissions and other out-of-pocket expenses, if any, of such Holder incurred in connection therewith (collectively, the “Exchange Cap Cash Amount”). The Exchange Cap Cash Amount shall be paid in immediately available funds no later than the second (2nd) Trading Day after the date the Company would otherwise have been required to deliver such Exchange Cap Shares. For the avoidance of doubt, the Stated Value and related Conversion Base Amount of the applicable Series A Preferred Shares shall be reduced on a dollar-for-dollar basis by the portion thereof equal to the Exchange Cap Cash Amount so paid, and the balance of such Series A Preferred Shares (if any) shall remain outstanding. Nothing in this Section 4(d)(ii) shall limit a Holder’s rights under Section 4(c)(ii) (including Buy-In remedies).”

(iii) Other Waivers. Section 4(d)(iv) (Market Price), Section 36(i) (Available Cash Definition), Section 36(j) (Bankruptcy Triggering Event Redemption Price Definition), and Section 40 (Amendment and Waivers) of the Certificate of Designations shall each be waived, in part, such that each of those provisions shall be of no further force or effect.

(iv) Voluntary Adjustment Consent Waiver. The Holder hereby waives the requirement that the Company obtain the consent of the Holder with respect to any voluntary adjustment of the Fixed Conversion Price pursuant to Section 8(g) of the Certificate of Designations.

(d) Voluntary Adjustments of Series A Preferred Shares.

(i) Fixed Conversion Price Adjustment. Pursuant to Section 8(g) of the Certificate of Designations, the Company hereby lowers the Fixed Conversion Price of the Series A Preferred Shares, effective as of the Effective Date, to $2.59.

(ii) Daily Alternate Conversion Price Adjustment. Pursuant to Section 8(g) of the Certificate of Designations, on any Trading Day after the Effective Date during which the Fixed Conversion Price then in effect is greater than the Alternate Conversion Price then in effect, the Company hereby lowers the Fixed Conversion Price for such Trading Day with respect to any conversion of Series A Preferred Shares to the Alternate Conversion Price then in effect as of such Trading Day.

(iii) Floor Price Adjustment. Pursuant to Section 36(ff) of the Certificate of Designations, the Company hereby lowers the Floor Price of the Series A Preferred Shares, effective as of the Effective Date, to $0.518.

(iv) The parties hereto acknowledge and agree that this Agreement shall constitute proper notice of the foregoing adjustments.

3. Disclosure of Transaction. The Company shall, on or before 9:00 a.m., New York City Time, on or prior to the second (2nd) Business Day (as defined in the Certificate of Designations) after the date of this Agreement, file a Report of Foreign Issuer on Form 6-K in compliance with the instructions as set forth in Form 6-K and in the form required by the 1934 Act and attaching this Agreement as exhibits to such filing (the “6-K Filing”). From and after the filing of the 6-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 6-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Exchange Documents or as otherwise disclosed in the 6-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 6-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

4. Transfer Agent Instructions. On the Effective Date, the Company shall (a) notify its transfer agent that the Second Exchange did not become effective; (b) issue irrevocable instructions to such transfer agent to process any Conversion Notice (as defined in the Certificate of Designations) in accordance with the terms thereof; and (c) advise the transfer agent to immediately honor, subject to the terms and conditions of the Company’s instructions, all of the Holder’s Conversion Notices with respect to the Series A Preferred Shares.

5. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6. Fees. Each party to this Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated by this Agreement, except that the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.

7. Ratification. Except as otherwise expressly provided herein, the Exchange Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

8. Miscellaneous. Section 22 of the First Exchange Agreements is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth above.

COMPANY:

UCOMMUNE INTERNATIONAL LTD

By
Name:
Title:

[Signature Page to Waiver Agreement]

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth above.

HOLDER:

[●]

By
Name:
Title:

[Signature Page to Waiver Agreement]